Exhibit 21.1

List of Subsidiaries

The Vape Store Inc.

Vaporin, Inc.

Smoke Anywhere U.S.A. Inc. (inactive)

Smoke Anywhere Limited U.K. (inactive)

Emagine The Vape Store, LLC (inactive)

IVGI Acquisitions, Inc. (inactive)

Vapormax Franchising LLC. (inactive)

Vaporin, LLC. (inactive)

Vaporin Florida, Inc. (inactive)